UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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April 16, 2015

Supplemental Information Regarding Proposal 2 – Advisory Vote on Executive Compensation

Several weeks ago we provided our shareholders with the proxy statement for Aflac Incorporated’s 2015 Annual Meeting of Shareholders, which will be held on May 4, 2015.  The unanimous recommendation of our Board of Directors was that shareholders vote FOR Proposal 2 in the proxy statement—the advisory vote on executive compensation (“say-on-pay”) proposal.

Our executive compensation program is described in considerable detail in the proxy statement, but we would like to further explain several aspects. We encourage you to read this supplement in conjunction with our proxy statement when considering how to vote on Proposal 2.

Non-equity Award Metrics Consistent with External Guidance; Payout Based on Actual Performance

The Board of Directors believes that it is important for the Company to manage the business for the long-term value of its shareholders. Therefore, performance goals are tailored to metrics that drive shareholder returns such as sales growth, earnings growth, and return on equity.

The annual non-equity incentive plan (“Management Incentive Plan” or “MIP”) payout is entirely dependent upon the level of achievement of performance goals. This methodology for setting MIP goals has been consistent for many years:

•	MIP segment metrics for Aflac U.S. and Aflac Japan are consistent with assumptions used in developing segment financial projections based on the Company's best estimates for the coming year

•	The segment projections are then consolidated into the corporate financial projection used to develop earnings per share guidance

Since 1991, the Company has communicated external earnings guidance that excludes foreign currency effects because currency changes are largely outside of management’s control. However, reported earnings do reflect the impact of foreign currency.

For 2014, management provided earnings guidance with the Company’s third quarter 2013 earnings release on October 29, 2013 as follows: “If the yen averages 95 to 100 to the dollar for the fourth quarter 2013 and full year 2014, we would expect 2014 operating earnings per diluted share to be in the range of $6.28 to $6.52, which is a growth rate of approximately 2% to 5% on a currency neutral basis.” Total operating EPS for 2013 was $6.18 as reported (or $6.94 excluding the negative impact of $.76 per share from the weaker yen). The reported result of $6.18 per diluted share became the base for setting the 2014 MIP operating earnings per share performance goals as noted in the table below:

Corporate Metric	Minimum Goal	Target Goal	Maximum Goal	2014 Actual
Growth of operating earnings per diluted share on a consolidated basis for the company (excluding foreign currency effect) from a 2013 base of $6.18 per share	N/A	2% (or $6.31)	5% (or $6.49)	3.9% (or $6.42)

The following table provides a reconciliation of the corporate operating EPS goals as reported in the proxy statements for the 2013 and 2014 MIP:

	Prior Year Base	Minimum Goal	Target Goal	Maximum Goal	Actual Result	Currency Impact	Reported EPS
2013 EPS target	$6.60	N/A	4% = $6.86	7% = $7.06	5.2% = $6.94	($.76)	$6.18
2014 EPS target	$6.18	N/A	2% = $6.31	5% = $6.49	3.9% = $6.42	($.26)	$6.16

The reason the MIP objectives are set on a currency neutral basis is that Compensation Committee strongly believes that in a period of yen strengthening, which was experienced as recently as 2008 through 2012, the Company’s management should not be rewarded with MIP payments that benefit from reported results that were enhanced by currency changes or penalized in periods of yen weakening.

In addition to currency neutrality, the business environment in which the Company operates is taken into consideration when setting MIP objectives for each metric, which resulted in lower targets for direct premium growth and pretax operating earnings in Japan. The MIP goals were then approved by the Compensation Committee in February 2014.

2014 Total Direct Compensation for CEO Dropped by 51% Compared with 2013

Based on the Company’s relative performance ranking for 2014, the CEO’s total direct compensation was reduced by 51% from the prior year. This significant reduction is strong evidence that CEO compensation is tied directly to performance. The CEO’s total direct compensation consists of base salary, annual non-equity incentive awards, and grant-date fair value of long-term incentive awards.

Our executive compensation process is entirely transparent, performance-based and governed through comprehensive oversight by the independent directors sitting on our Compensation Committee in consultation with its independent compensation consultant, Mercer LLC. Importantly, we solicited shareholder input and made significant changes to the Company’s 2014 executive compensation program. In addition, the Compensation Committee determined that for 2015, there would be no increase in the CEO’s base salary (which has remained the same since 2012) or Management Incentive Plan target as a percentage of base salary.

We recommend that you vote FOR Proposal 2 (say-on-pay) in our 2015 proxy statement.

If you have any questions prior to your proxy voting decisions, please do not hesitate to contact Robin Y. Wilkey, Senior Vice President, Investor and Rating Agency Relations, at rwilkey@aflac.com or (706) 596-3264.

Respectfully submitted,

Robert B. Johnson
Chairman of the Compensation Committee